Exhibit 99.1
For Immediate Release                                 For more information:
                        Contact:  Michael Doherty
                        Phone:  949-673-1907
                        Email:  mdoherty@trestlecorp.com

Trestle Holdings Announces Fourth Quarter and Year End Results

IRVINE, Calif., March 30, 2005 - Trestle Holdings Inc. (OTCBB:TLHO), a supplier of digital imaging products and solutions for pathology and telemedicine applications, today reported financial results for the quarter and year ended December 31, 2004.

Revenues for the quarter ending December 2004 were $1.283 million, an increase of 18% over $1.083 million in revenues for the same quarter of 2003. The growth in sales resulted from new and follow-on sales of the company’s MedMicro™ family of digital imaging products, partially offset by a decrease in support revenues and sales of its MedReach™ telemedicine product which the company has not been actively marketing. Overall product sales increased by $341,000 or 40% over the prior year while support revenues declined $141,000 or 63%. Gross profit for the fourth quarter of 2004 was $614,000, compared to gross profit of $821,000 for the comparable quarter of 2003. This decrease is the result of a shift in revenue from higher margin support revenue to lower margin product sales.

Operating expenses for the fourth quarter of 2004 were $1.672 million compared to $2.458 million for the fourth quarter of 2003. Fourth quarter 2004 operating expenses consisted of $384,000 of research and development expense and $1.289 million of selling, general and administrative expense, compared to $613,000 of research and development expense and $1.845 million of selling, general and administrative expense for the fourth quarter of 2003.

Interest income and other, net, was $65,000 for the fourth quarter of 2004 compared to $15,000 for the fourth quarter 2003. Net loss for the fourth quarter 2004 was $998,000, or $0.19 per share, an improvement over the same period for the prior year of loss of $1.583 million, or $0.52 per share.

For the year ended December 31, 2004 revenues were $4.807 million and gross profit was $2.564 million. Operating expenses for the year were $7.752 million including $1.846 million in research and development expense and $5.906 million in general and administrative expenses. Interest income and other, net, for the period was $123,000. Net loss for 2004 was $5.065 million, or $1.24 per share. The company’s independent Certified Public accountants have included a going concern qualification in its report covering the company’s financial statements. The qualification was based on the cash balances of the company and its history of losses. The company believes it has sufficient cash to fund operations through December 31, 2005. In May 2003, as part of a corporate reorganization, the company acquired the assets of Trestle Corporation, a supplier of digital imaging and telemedicine products. During the third quarter of 2003, completing its reorganization, the company sold its remaining film library assets and changed its name to Trestle Holdings, Inc. As a result of the foregoing transactions comparisons to prior years are not representative of Trestle’s ongoing business.

Commenting on the results of the quarter, Maurizio Vecchione, chief executive officer of Trestle Holdings Inc., said, “When comparing the fourth quarter 2003 to the fourth quarter 2004 our digital imaging product revenue grew by more than 50%. We believe that this may indicate greater acceptance in the market for this type of technology. Our challenge and opportunity going forward will be to leverage this growing installed base into utilization of our imaging and data-mining services.”

About Trestle Holdings Inc.

     Trestle Holdings Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The company's products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.
Trestle’s digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The company's live microscopy products, allows multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over standard Internet connections, in real time. The company’s slide scanning and imaging products perform high-speed, whole-glass slide digitization for virtual microscopy applications. Trestle’s slide scanning products facilitate image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, the Trestle’s products enable improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.
Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products enable scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real time integration of voice, video, medical devices, and patient data.

SAFE HARBOR STATEMENT

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our efforts to integrate our recently announce acquisition of the assets of InterScope Technologies, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," "targets," "projections," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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